Exhibit (a)(3)


                                LETTER TO BROKERS
                                    TXU CORP.
                           OFFERS TO PURCHASE FOR CASH
        CORPORATE UNITS IN SUCH AMOUNT AND FOR SUCH PRICE AS IS DESCRIBED
                            IN THE OFFER TO PURCHASE
                                       AND
         INCOME PRIDES IN SUCH AMOUNT AND FOR SUCH PRICE AS IS DESCRIBED
                            IN THE OFFER TO PURCHASE

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  THE OFFER WITH RESPECT TO CORPORATE UNITS AND THE OFFER WITH RESPECT TO INCOME
  PRIDES (EACH, AN "OFFER" AND, COLLECTIVELY, THE "OFFERS") AND YOUR RIGHT TO WITHDRAW FROM EITHER OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON OCTOBER 13, 2004, UNLESS, WITH RESPECT TO EITHER OFFER, SUCH OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE" APPLICABLE TO SUCH OFFER).
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                                                              September 15, 2004


To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees that are holders of Corporate Units (CUSIP No. 873168 50 4) and Income PRIDES (CUSIP No. 873168 88 4) of TXU Corp. (collectively, the "Securities"):

In connection with the Offers by TXU Corp., a corporation organized under the laws of Texas ("TXU"), to purchase for cash the Corporate Units and the Income PRIDES (each, a "Security and collectively the "Securities") upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated September 15, 2004 (the "Offer to Purchase"), and the related letter of transmittal (the "Letter of Transmittal"), The Bank of New York has been appointed as the depositary by TXU (the "Depositary"). The Offers are being furnished to you as the holder of Corporate Units and/or Income PRIDES. In addition, please find the attached Instructions for tender, which must be completed by you in order to direct the tender of your Securities. YOUR PROMPT ATTENTION IS REQUESTED, AS EACH OFFER EXPIRES ON THE APPLICABLE EXPIRATION DATE.

Enclosed you will find copies of the Offer to Purchase, the Letter of Transmittal and a form letter you can send to your clients who are beneficial owners of the Securities registered in your name, or in the name of your nominee. TXU requests that you send these documents to your clients who own these Securities.

The Offers are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal which, as each may be amended and supplemented from time to time, together constitute the Offers.

Only Securities validly tendered and not properly withdrawn will be purchased. The Offers are not conditioned on any minimum number of Securities being tendered. The Offers are not contingent upon each other. Under a separate Offer to Purchase, TXU is concurrently offering to purchase any and all of its outstanding Floating Rate Convertible Senior Notes due 2033. The Offers and such concurrent offer are not contingent upon each other. The Offers are, however, subject to other conditions described in the Offer to Purchase and the Letter of Transmittal. Additionally, there are no guaranteed delivery procedures for the Offers.

For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

          o    The Offer to Purchase;

          o A letter that you may send to your clients for whose accounts you hold Securities registered in your name or in the name of your nominee, with an instruction form for obtaining such clients' instructions with regard to the Offers;

          o The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9); and

          o Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. EACH OFFER AND THE RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON WEDNESDAY, OCTOBER 13, 2004, UNLESS SUCH OFFER IS EXTENDED OR EARLIER TERMINATED.

TXU is offering to purchase (i) up to 11,433,285 of its outstanding Corporate Units and (ii) up to 8,700,000 of its outstanding Income PRIDES.

TXU will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Securities held by you as a nominee or in a fiduciary capacity. TXU will pay or cause to be paid any transfer taxes applicable to its purchase of the Securities except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

Neither the management of TXU nor its board of directors, the co-dealer managers, the Depositary, the information agent or their respective affiliates make any recommendation to any holder of any of the Securities as to whether to tender any such Securities or not. TXU has not authorized any person to make any such recommendation. Holders of the Securities should carefully evaluate all information in the offers, consult their own investment and tax advisors, and make their own decisions about whether to tender such Securities and, if so, how many Securities to tender. Any questions related to the Offers and requests for assistance may be directed to the co-dealer managers identified on and at the addresses and telephone numbers set forth on the back page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the information agent or any of the co-dealer managers by calling them at the numbers set forth on the back page of the Offer to Purchase.

Additionally, TXU will pay solicitor dealing fees as further discussed in the Offer to Purchase.

                                                   Very truly yours,

                                                   [  ]

                                                   (Enclosures)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TXU, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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